GRANT NOTICE
Restricted Cash Units (Modified Retention Program, Cliff Vesting)
[Recipient Name]

Amount of Award:	______ RCUs ($1 per Unit)	Grant Date:	May 6, 2023
Governing Plan:	2021 Incentive Plan	Vesting Date:	May 12, 2026
Base Price:	$______ / share (20-day average closing price May 4 thru June 1, 2023)(refer to “Performance Feature” on p.2)
You have been granted a restricted cash unit (“RCU”) award by First Horizon Corporation (“FH”). This award of RCUs is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by policies, practices, and procedures (“Procedures”) of the Compensation Committee of FH’s board of directors that are in effect from time to time during the vesting period. Also, this award is subject to the terms and restrictions of FH’s Compensation Recovery Policy (“Policy”) as in effect during the vesting period. Amendments to any of those documents after the Grant Date may apply to this award. Lastly, your RCUs are granted as part of a modification of FH’s retention program originally related to a strategic merger, as explained in “Substitution” on page 2.
General Terms
No part of this award is earned until that part vests. This award is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment—you must remain continuously employed by FH or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death or permanent disability, forfeiture will be avoided and vesting will be accelerated and (c) if your termination occurs because of approved retirement, forfeiture will be avoided and vesting will accelerate to the extent the approval so provides. Approved retirement with accelerated vesting before the first anniversary of grant results in full forfeiture of this award; however, in that case FH will pay to you, in cash, the grant date value of the award to the extent provided in the approval. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and apply pro-rationing. RCUs may be suspended pending any such determinations and approvals.
To be considered for retirement approval, you must be either (i) at least age 65 with at least 5 years of service, or (ii) at least age 55 with at least 15 years of service. Retirement treatment must be approved by the Committee or its delegate; the Committee or its delegate may impose conditions to receiving such treatment; and the Committee or its delegate may deviate from zero forfeiture and/or full acceleration. The general requirements to approve retirement are described in the Procedures.
Other forfeiture provisions apply to this RCU award. Currently the Governing Plan and Policy provide for forfeiture of this award or recovery of amounts paid if you engage in certain types of misconduct. This award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FH the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FH or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FH or any and all of its subsidiaries or affiliates. The restrictions in (2) apply only to employees who work in, and to customers which reside in or have a place of business in, one or more of the counties and parishes that comprise the “Territory” applicable to the year in which the Grant Date falls. A list of the counties and parishes that comprise the Territory for this award has been made available to you at the time you accept this award, and is available to you at any time on request (see the final paragraph of this Grant Notice). The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this RCU award, you acknowledge that FH may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.
The Committee or its delegate reserves the right, in its sole discretion, to waive forfeiture or accelerate vesting in whole or part. You have no right to any such discretionary waiver or acceleration. If a request for a waiver were granted, only the units not covered by the waiver would forfeit.
This award is governed by the substantive laws of Tennessee, without regard to conflicts of laws principles. To the extent applicable to this award and to you, the forfeiture and recovery provisions of this award, and of the Policy and Procedures, may be limited by the laws of another state associated with where you live or work. If a court of competent jurisdiction determines that any of

1	2023 GRANT NOTICE RRCUs w/ Performance Feature (Cliff V.)

those provisions is unlawful or prohibited by law as applied to this particular award, then those provisions shall be deemed modified, reduced, or otherwise cut back to the minimum extent possible in order to preserve the original provision to the maximum extent possible, consistent with applicable state law as applied to this award and to you.
RCUs have no connection to FH stock, have no voting rights, and are not transferable. Your RCUs pay no interest or other income based on the passage of time.
If explicitly permitted by the Committee and FH, you may make a beneficiary designation that will direct FH to treat your beneficiary as the owner of this award after you die. Any such designation, if permitted at all, will be effective only if done in compliance with the Procedures and the rules of FH’s administrative vendor for long-term awards in effect at the time of designation. Also, the effectiveness of designations will be subject to all conditions and limitations contained in the Procedures and in the rules of that vendor in effect at the time of your death.
After vesting, FH will pay you a cash amount equal to the number of RCUs vested, multiplied by $1, without interest. As provided in “Performance Feature” below, the number of RCUs which vest will not be fewer than the number of RCUs granted as provided on the first page of this Grant Notice, but may be a higher number. The payment date may be later than the Vesting Date for the administrative convenience of FH for purposes of determining performance or otherwise; any such delay is expected to be no more than 30 days.
Vesting is a taxable event for you. As of the Grant Date, the Committee’s Procedures provide that FH will withhold cash at vesting in the amount necessary to cover your withholding taxes; however, the Procedures may be changed at any time.
You are not permitted to make any election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of this award this year. If you make a Section 83(b) election, this award will forfeit.
Substitution
You previously received a retention award granted in conjunction with a strategic merger transaction. That merger was terminated, without consummation, on May 4, 2023. Because that merger terminated, FH has modified the original program, replacing its awards with substitute awards. This RCU award is part of that substitution. By accepting this RCU award you acknowledge and agree that all aspects of your original retention award have been canceled and replaced.

Performance Feature
The number of RCUs that vest will be the number of RCUs granted as provided on the first page of this Grant Notice (the “nominal number”), increased at the rate of 5% for each dollar of growth in FH’s common stock value per share compared to the Base Price shown on the first page of this Grant Notice. For this purpose growth is in total, not per year. The vesting-date value of FH stock is the average of the closing prices on the twenty consecutive trading days ending with the trading day immediately prior to the Vesting Date. This performance feature cannot reduce the nominal number. Therefore, if stock value growth is negative, then this performance feature will be ignored. The maximum increase in RCUs is 25%, which would occur if growth reached or exceeded $5 per share. All average stock values will be rounded up or down to the nearest one cent.
ILLUSTRATIVE EXAMPLES: In all cases assume the Base Price is $11.00 per share and the nominal number is 1,000 RCUs. The performance formula (5%/dollar) is equivalent to 1% increase in RCUs for each 20 cents of stock value growth, so the percentage increase in any specific case is equal to the numerical increase in dollar value divided by 0.20.
(1)    If the vesting-date value is $12.36, the number of RCUs vesting will be 1,068 (1,000 + (6.800% x 1,000), with 6.800% = 1.36/.20)).
(2)    If the vesting-date value is $14.67, the number of RCUs vesting will be 1,183.50 (1,000 + (18.350% x 1,000), with 18.350% = 3.67/.20)). Fractional RCUs are permitted, rounded to the nearest cent.
(3)    If the vesting-date value is $10.90 (below the Base Price), the number of RCUs vesting will be 1,000.
(4)    If the vesting-date value is $17.23 (more than $5 above the Base Price), the number of RCUs vesting will be 1,250.
Questions about your RCU award?
Important information concerning the Governing Plan and this RCU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your RCU award or need a copy of the Governing Plan, related prospectus, or current Procedures, please contact Fidelity Investment’s Executive Relationship Officer at ____________. For all your personal long-term incentive information, you may view your award and other information on Fidelity’s website at ____________________.

2	2023 GRANT NOTICE RRCUs w/ Performance Feature (Cliff V.)